Exhibit 99.1

News Release
Contacts: David P. Southwell Chief Financial Officer Sepracor Inc.

Jonae R. Barnes Vice President Investor Relations Sepracor Inc. (508) 481-6700

SEPRACOR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

2006 Product Revenues Increased by 51% Over 2005

MARLBOROUGH, Mass., January 31, 2007 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the fourth quarter and full year 2006.

For the three months ended December 31, 2006, Sepracor’s consolidated revenues were approximately $357.2 million, of which revenues from Sepracor’s pharmaceutical product sales were approximately $348.8 million (XOPENEX® brand levalbuterol HCl Inhalation Solution revenues were $179.9 million, XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol MDI revenues were $20.9 million and LUNESTA® brand eszopiclone revenues were $148.0 million). Net income for the fourth quarter of 2006 was approximately $99.1 million, or $0.85 per diluted share.  Reported results for the fourth quarter of 2006 included charges of $13.8 million, or $0.12 per diluted share, for stock-based compensation due to Sepracor’s adoption in January 2006 of Statement of Financial Accounting Standards or SFAS No. 123R. These consolidated results compare with consolidated revenues of $311.1 million, of which revenues from Sepracor’s pharmaceutical product sales were approximately $302.9 million (XOPENEX Inhalation Solution revenues were $146.0 million, XOPENEX HFA revenues were $12.0 million and LUNESTA revenues were $144.9 million), and a net income of $36.9 million, or $0.31 per diluted share, for the three months ended December 31, 2005.

For the year ended December 31, 2006, Sepracor’s consolidated revenues were approximately $1,196.5 million, of which revenues from Sepracor’s pharmaceutical product sales were approximately $1,162.8 million (XOPENEX Inhalation Solution revenues were $555.0 million, XOPENEX HFA revenues were $41.0 million and LUNESTA revenues were $566.8 million). Net income for the year ended December 31, 2006 was approximately $184.6 million, or $1.60 per diluted share. Reported results for the full year 2006 included charges of $45.2 million, or $0.39 per diluted share, for stock-based compensation due to Sepracor’s adoption of SFAS No. 123R. These consolidated results compare with consolidated revenues

-more-

of $820.9 million, of which Sepracor’s pharmaceutical product sales were approximately $769.7 million (XOPENEX Inhalation Solution revenues were $428.5 million, XOPENEX HFA revenues were $12.0 million and LUNESTA revenues were $329.2 million) and a net income of $3.9 million, or $0.03 per diluted share, for the year ended December 31, 2005.

As of December 31, 2006, Sepracor had approximately $1,166 million in cash and short- and long-term investments. Sepracor expects to spend approximately $451 million, including $11 million in interest, to repay all of its outstanding 5% convertible subordinated debentures when they come due on February 15, 2007.

2006 Highlights

“The year 2006 was a year of significant achievement for Sepracor and its stakeholders. It marks our first full year of operating profits and the first year that revenues exceeded one billion dollars,” said Timothy J. Barberich, Chairman and Chief Executive Officer of Sepracor.” Other highlights in 2006, discussed in more detail below, include:

•                  Published and/or Presented at Scientific Meetings: LUNESTA Co-Morbidity Data, XOPENEX Inhalation Solution Data, XOPENEX HFA Data and BROVANA Phase III Data

•                  BROVANA™ (arformoterol tartrate) Inhalation Solution First-Cycle U.S. Food and Drug Administration (FDA) Approval

•                  Advanced Serotonin and Norepinephrine Reuptake Inhibitor for Treatment of Depression

•                  Advanced Triple Reuptake Inhibitor for Treatment of Depression

Commercialized Products

LUNESTA® brand eszopiclone —LUNESTA is indicated for the treatment of sleep onset and/or sleep maintenance insomnia and is available by prescription in 1 mg, 2 mg and 3 mg dosage strengths. Insomnia can include difficulty falling asleep as well as difficulty maintaining sleep through the night.

An estimated 36 percent of adult Americans reported suffering from either chronic or occasional insomnia in the last year.(1) Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

(1)             Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353

•                  LUNESTA Geographic Expansion Update

In December 2006, Sepracor submitted the equivalent of an Investigational New Drug Application (IND) for LUNESTA for the treatment of insomnia, to regulatory authorities in Japan and has begun a Phase I clinical trial in Japan. In Europe, Sepracor is preparing to submit a Marketing Authorization Application   (the equivalent of a New Drug Application) for LUNESTA for the treatment of insomnia to the European Union regulatory agency during the second half of 2007.

Recent LUNESTA Publications and Clinical Data Presentations

•                  Insomnia-Perimenopause Study Publication

In December 2006, Sepracor announced the publication of results from its Phase IIIB/IV, 410-patient, randomized, double-blind, placebo-controlled study evaluating the safety and efficacy of LUNESTA for the treatment of insomnia in perimenopausal and menopausal women suffering from insomnia. The results of this study were published in the December 2006 issue of the Journal of Obstetrics and Gynecology.

In this study, perimenopausal or early menopausal women experiencing insomnia according to DSM-IV®(2) criteria were randomized to LUNESTA 3 mg or matching placebo nightly for four weeks.  This four-week, double-blind treatment period was followed by a one-week discontinuation phase during which all patients received single-blind placebo.  Patients treated with LUNESTA demonstrated statistically significant improvement (p<0.01) compared with placebo in patient-reported measures of sleep latency (onset of sleep), wake time after sleep onset (WASO; a sleep maintenance measurement of the amount of time spent awake after initially falling asleep) and total sleep time for each week of the study.  Secondary measures of sleep quality, depth of sleep, daytime alertness, ability to function, ability to concentrate and physical well-being were also statistically significantly (p<0.05) improved over the double-blind period for patients administered LUNESTA versus those administered placebo. Additionally, insomnia severity index-assessed sleep quality, feeling refreshed/rested, daytime fatigue, attention/concentration, and relationship enjoyment parameters were statistically significantly (p<0.05) improved with LUNESTA compared with placebo.  There was no evidence of rebound insomnia or other withdrawal phenomena during the discontinuation phase in the patients who had received 28 days of nightly dosing with LUNESTA 3 mg.

(2)             Diagnostic and Statistical Manual of Mental Disorders - Fourth Edition

Measures of other menopausal symptoms including mood, quality of life, and impairment in daily activities were also assessed in this study using the Greene Climacteric Scale (GCS), Montgomery Asberg Depression Rating Scale, the Menopause Quality of Life questionnaire (MENQoL), the Sheehan Disability Scale (SDS), as well as the physician global assessment of menopausal symptoms. As compared with placebo, patients administered LUNESTA for 4 weeks demonstrated a statistically significantly (p<0.05) greater reduction from baseline at the end of the 4-week period in nighttime awakenings due to hot flashes and a significant improvement in mood as measured by the Montgomery Asberg Depression Rating Scale. Statistically significantly (p<0.05) greater changes from baseline were noted with LUNESTA on the GCS (total score, psychological and vasomotor domains), MENQoL (vasomotor and physical domains), and the SDS (family/home domain). A physician global assessment, which evaluated the overall improvement in menopausal symptoms at the end of the four-week period, demonstrated that more patients (p<0.001) administered LUNESTA were “very much improved” or “much improved” in menopausal symptoms versus those patients administered placebo.  No significant difference was observed between treatment groups in number or severity of daytime hot flashes at each week or over the four-week treatment period. LUNESTA was well tolerated in the study.

•                 Insomnia in Patients with Co-Existing Generalized Anxiety Disorder Study Results Presented

In December 2006, results from a Phase IV, 595-patient study were presented at the annual meeting of the American College of Neuropsychopharmacology. This placebo-controlled, double-blind, ten-week study evaluated the efficacy and safety of LUNESTAin patients with insomnia and co-existing Generalized Anxiety Disorder (GAD).

Patients with insomnia and GAD were randomized to receive nightly LEXAPRO® brand escitalopram oxalate 10 mg, which is approved for the treatment of GAD, and either LUNESTA 3 mg (n=294) or placebo (n=301) for the first eight weeks, followed by a two-week period in which patients discontinued study drug but continued receiving escitalopram and placebo. As compared with patients in the placebo-escitalopram treatment group, patients in the LUNESTA-escitalopram treatment group showed statistically significant (p<0.05) improvements from baseline in sleep onset, total sleep time (TST), wake time after sleep onset (WASO) and number of awakenings, during each double-blind assessment week and when averaged over the 8-week, double-blind treatment period.

The LUNESTA-escitalopram group demonstrated reductions from baseline in HAM-A (Hamilton Anxiety Rating Scale, a standard scale used to assess anxiety in clinical trials and consisting of a list of symptoms commonly associated with anxiety) and HAM-D17 (Hamilton Depression Rating Scale, a standard scale used to assess depression in clinical trials and consists of a list of symptoms commonly associated with depression) scores that were statistically significantly greater (p<0.05) than those seen in the placebo-escitalopram group during each assessment week of the 8-week, double-blind treatment period. LUNESTA was well tolerated over the treatment period.

•                  LUNESTA Elderly Study Publication

The results of a large, randomized, double-blind, placebo-controlled, two-week study of LUNESTA for the treatment of insomnia in elderly patients were published in the September 2006 edition of the journal, Current Medical Research and Opinion.  The study was conducted in 49 centers across the United States and included elderly patients (64-86 years of age; n=264) who met DSM-IV criteria for primary insomnia and screening polysomnographic (PSG; a type of study conducted in a sleep laboratory) criteria.  Patients were randomized to two weeks of nightly treatment with either LUNESTA 2 mg or placebo.  Efficacy and safety were assessed at overnight sleep laboratory visits using PSG measures and Interactive Voice Response System (IVRS) morning and evening questionnaires, and through patient-reported IVRS morning and evening questionnaires at home.

The study showed that elderly patients with chronic primary insomnia who were administered LUNESTA 2 mg experienced statistically significant (p<0.05) improvements in measures of sleep maintenance (ability to sleep through the night), sleep induction (time to fall asleep) and sleep duration (total sleep time), as assessed by both PSG objective measurements and patient-reported subjective measures, versus those patients administered placebo. In this study, LUNESTA was generally well tolerated with the most frequently reported adverse events being pain, dry mouth, dizziness, somnolence and unpleasant taste.

Important Safety Information - LUNESTA

LUNESTA is indicated for the treatment of insomnia. LUNESTA is not indicated for the treatment of depression, GAD or menopause. LUNESTA works quickly and should only be taken immediately before bedtime. Patients should have at least eight hours to devote to sleep before becoming active. Patients should not engage in any activity after taking LUNESTA that requires complete alertness, such as driving a car or operating machinery. Patients should use extreme care when engaging in these activities the morning after taking LUNESTA. Patients should not use alcohol while taking any sleep medicine. Most sleep medicines carry some risk of dependency. Patients should not use sleep medicines for extended periods without first talking to their doctor. Patients should see their doctor if they experience unusual changes in thinking or behavior, or if sleep problems do not improve in 7 to 10 days as this may be due to another medical condition. Side effects may include unpleasant taste, headache, drowsiness and dizziness.

XOPENEX® brand levalbuterol HCl Inhalation Solution — XOPENEX Inhalation Solution is a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and a pathologic finding of airway inflammation. According to the 2002 National Health Interview Survey conducted by the

Centers for Disease Control and Prevention, nearly 31 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects nearly 9 million children in the U.S. under the age of 18. Short-acting bronchodilators are the most-prescribed asthma therapy among primary care physicians and pediatricians in the U.S., according to IMS Health information.

Recent XOPENEX Inhalation Solution Clinical Data Presentation

•                  XOPENEX Inhalation Solution Clinical Outcomes and Cost-Effectiveness Study Results Presented

In October 2006, results of a randomized, prospective, open-label, multi-center study assessing clinical outcomes and cost-effectiveness of the use of XOPENEX Inhalation Solution in hospitalized patients were presented at CHEST 2006, the annual meeting of the American College of Chest Physicians (ACCP). In this study, patients were administered either XOPENEX Inhalation Solution (n=241) or racemic albuterol (n=238) by nebulization.

Patients administered XOPENEX Inhalation Solution received fewer total nebulizations during their hospital stay versus patients administered albuterol (median 10 for XOPENEX, 12 for albuterol; p=0.03). No significant differences were observed between the two groups in measures of FEV1 (forced expiratory volume in one second), duration of hospital stay, relapse rate, total hospital costs or respiratory costs.

The results of this study confirmed that less frequent administration of XOPENEX Inhalation Solution maintained comparable efficacy compared with albuterol without increasing the cost of therapy and may be cost effective when compared to the use of albuterol. XOPENEX Inhalation Solution was generally well tolerated in this study.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol MDI — XOPENEX HFA is a hydrofluoroalkane (HFA) metered-dose inhaler (MDI), which is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medication is inhaled. Indicated for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, XOPENEX HFA complements the XOPENEX Inhalation Solution product line and provides patients with a portable means of administering XOPENEX.

Recent XOPENEX HFA Clinical Data Presentations

•                  XOPENEX HFA Long-Term Safety and Tolerability Study Results Presented

In October 2006, results of a randomized, open-label, active-controlled, multi-center, parallel-group safety study were presented at CHEST 2006. The study evaluated patients 12 years of age and older with stable asthma who were treated four times daily with either XOPENEX HFA (n=496) or PROVENTIL® HFA (albuterol; n=250) over 12 months.

In the study, the overall incidence of adverse events in the XOPENEX HFA (72%) and PROVENTIL HFA (76.8%) groups was similar.  The rate of adverse events with the potential to be related to the specific pharmacologic action of these drugs, including tachycardia, palpitation, chest pain, arrhythmia, hypertension, dyspepsia, nausea, leg cramps, dizziness, insomnia, nervousness, anxiety and tremor, was 13.3% in patients administered XOPENEX HFA, and 18.4% in patients administered PROVENTIL HFA. Asthma-related adverse events were similar between treatment groups: 18.3% for the XOPENEX HFA treatment group and 19.6% for the PROVENTIL HFA treatment group.

Lung function with chronic dosing was also assessed in this study.  The mean percent change in FEV1 one hour after the first dose was 18.1% for patients treated with XOPENEX HFA and 16.3% for patients treated with PROVENTIL HFA.  At Week 52, the mean percent change in FEV1 was 12.7% for patients treated with XOPENEX HFA and 11.6% for patients treated with PROVENTIL HFA.  XOPENEX HFA was generally well tolerated in this study.

•                  XOPENEX HFA Exercise-Induced Bronchospasm Study Results Presented

Also presented at CHEST were the results of a double-blind, randomized, placebo-controlled crossover study of 15 adult mild-to-moderate asthmatic patients with exercise-induced bronchospasm (EIB) who were administered either XOPENEX HFA or placebo pre-exercise to evaluate the ability to prevent EIB. The study evaluated the maximum decrease in FEV1 post-exercise.  In the study, patients treated with XOPENEX HFA demonstrated a statistically significantly smaller (p<0.001) decrease in post-exercise FEV1 compared with patients treated with placebo (5.82% decrease for patients treated with XOPENEX HFA and 21.8% decrease for patients administered placebo; p=0.0002). A statistically significantly higher percentage of patients administered XOPENEX HFA were protected from EIB compared with patients treated with placebo (93.3% for patients treated with XOPENEX HFA compared with 53.3% patients administered placebo; (p=0.0143).  XOPENEX HFA was generally well tolerated in this study.

XOPENEX HFA is not indicated for prevention of EIB and this study was not specifically designed to support such an indication.

•                  XOPENEX HFA Safety and Tolerability Study Results Presented

In November 2006, clinical data for XOPENEX HFA were presented at the American College of Allergy, Asthma and Immunology annual meeting.  This study compared safety and tolerability of cumulative doses of XOPENEX HFA MDI with those from a racemic albuterol HFA MDI in a group of asthmatic subjects.

Asthmatic patients who met randomization criteria were administered either 16 cumulative puffs of XOPENEX HFA (45 mcg) (n=22) or racemic albuterol HFA MDI (90 mcg) (n=27) during the first dosing visit (Visit 4).  Following a seven-day washout period, they were crossed-over and received a total of 16 puffs of the other treatment. Measures of heart rate, blood pressure, serum potassium and glucose concentrations were obtained pre-dose, after each dose, and up to eight hours after the final dose.

Changes in mean heart rate following one and two cumulative puffs did not differ significantly between the XOPENEX HFA and racemic albuterol HFA groups.  However, changes in mean heart rate after 4, 8, and 16 cumulative puffs were significantly higher for racemic albuterol compared to XOPENEX HFA.  Median (R)-albuterol concentrations appeared to increase proportionally with dose for both treatments.  Median plasma concentrations of (R)-albuterol following each dose of XOPENEX HFA were approximately 10% to 28% lower than those observed following the corresponding doses of racemic albuterol HFA, and this difference in (R)-albuterol levels became more pronounced with increased doses.  When subjects received racemic albuterol HFA, median (S)-albuterol concentrations were consistently two-to-five-times higher than (R)-albuterol concentrations.  Improvement in FEV1 was comparable between treatment groups, as were changes in serum potassium, glucose concentrations and blood pressure.

Important Safety Information - XOPENEX

XOPENEX HFA Inhalation Aerosol and XOPENEX Inhalation Solution are contraindicated in patients with a history of hypersensitivity to levalbuterol, racemic albuterol or any other component of XOPENEX HFA Inhalation Aerosol or XOPENEX Inhalation Solution. XOPENEX HFA Inhalation Aerosol and XOPENEX Inhalation Solution and other beta-agonists can produce paradoxical bronchospasm, which may be life threatening. If additional adrenergic drugs, including other short-acting sympathomimetic bronchodilators or epinephrine, are to be administered by any route, they should be used with caution to avoid deleterious cardiovascular effects. Due to the cardiovascular side effects associated with beta-agonists, caution is generally recommended for patients with cardiovascular disorders (especially coronary insufficiency, cardiac arrhythmias and hypertension), diabetes, hyperthyroidism, or convulsive disorders. Also, see the complete prescribing information regarding potential drug interactions with beta-blockers, diuretics, digoxin or MAOI and tricyclic antidepressants.

BROVANA™  brand arformoterol tartrate Inhalation Solution — Approved by the FDA on October 6, 2006, BROVANA is a long-term, twice-daily (morning and evening), maintenance treatment of bronchoconstriction in patients with chronic obstructive pulmonary disease (COPD), including chronic bronchitis and emphysema. BROVANA is for use by nebulization only.

BROVANA is the first long-acting bronchodilator to be approved as an inhalation solution for use with a nebulizer, which is a machine that converts liquid medication into a fine mist that is inhaled through a mouthpiece or mask.

According to the National Center for Health Statistics, COPD is the fourth leading cause of death in the U.S., and in 2004, approximately 12 million adults in the U.S. were reported to have COPD. Approximately 24 million adults have evidence of impaired lung function, which may indicate that COPD is under-diagnosed, according to the National Heart, Lung, and Blood Institute (NHLBI). COPD is a slowly progressive disease of the airways that is characterized by a gradual loss of lung function. According to the NHLBI, COPD includes chronic bronchitis, chronic obstructive bronchitis and emphysema, or combinations of these conditions.

•                  BROVANA Launch Update

Sepracor plans to complete launch preparations and commercially introduce BROVANA during the second quarter of 2007. Upon launch, Sepracor’s sales force will promote BROVANA in hospitals and to primary care physicians and pulmonologists who treat patients with COPD.

Recent BROVANA Clinical Data Presentation

•                  BROVANA Phase III Study Results Presented

In October 2006, results of a double-blind, randomized, placebo-controlled, multi-center Phase III study that included 739 adult patients with COPD were presented at CHEST 2006. The study evaluated airway function improvement with BROVANA and salmeterol (SEREVENT®) MDI compared with placebo over a period of 12 weeks in patients with COPD.

Patients treated with BROVANA demonstrated clinically meaningful and statistically significant improvement in morning trough FEV1 throughout the 12-week study period versus patients administered placebo. At Week 0, representing the first day of treatment, patients treated with BROVANA 15 mcg demonstrated mean percent improvement in morning trough FEV1 change from baseline of 21.8% versus 6.3% for those administered placebo (p<0.001).  At Week 12, patients treated with BROVANA 15 mcg showed a mean percent improvement in morning trough FEV1 change from baseline of 14% versus 4.7% for those administered placebo (p=0.003).

In the study, the percentage of patients in the BROVANA 15 mcg treatment group who achieved improvement in FEV1 that was greater than or equal to 10% from predose was 88.3% versus 55.1% for patients administered placebo, at Week 0.  The median time to achieve this response was 3.3 minutes in the BROVANA 15 mcg group and 213.7 minutes for those administered placebo.  At Week 12, 84.3% of patients administered BROVANA 15 mcg demonstrated a 10% or greater increase in FEV1 while 40.7% of patients in the placebo group achieved a 10% or greater improvement in FEV1.  At Week 12, the median time to achieve this response was 10.0 minutes for the BROVANA 15 mcg group and not applicable for the placebo treatment group, given that less than 50% of subjects responded.   BROVANA was well tolerated in this study.

BROVANA has not been demonstrated to have an impact on the progression of disease or the survival of patients with COPD.

Important Safety Information - BROVANA

Long-acting beta2-adrenergic agonists may increase the risk of asthma-related death.  Data from a large placebo-controlled U.S. study that compared the safety of another long-acting beta2-adrenergic agonist (salmeterol) or placebo added to usual asthma therapy showed an increase in asthma-related deaths in patients receiving salmeterol.  This finding with salmeterol may apply to arformoterol (a long-acting beta2-adrenergic agonist), the active ingredient in BROVANA.

Data are not available to determine whether the rate of death in patients with COPD is increased by long-acting beta2-adrenergic agonists.  BROVANA is indicated for the long-term, twice-daily (morning andevening) maintenance treatment of bronchoconstriction in chronic obstructive pulmonary disease (COPD), including chronic bronchitis and emphysema. BROVANA is for use by nebulization only. BROVANA is not indicated for the treatment of acute episodes of bronchospasm, i.e. rescue therapy. BROVANA should not be initiated in patients with acutely deteriorating COPD, which may be a life-threatening condition.

BROVANA should not be used in conjunction with other inhaled, long-acting beta2-agonists. BROVANA should not be used with other medications containing long-acting beta2-agonists. As with other inhaled beta2-agonists, BROVANA can produce paradoxical bronchospasm that may be life threatening. If paradoxical bronchospasm occurs, BROVANA should be discontinued immediately and alternative therapy instituted. BROVANA, like other beta2-agonists, can produce a clinically significant cardiovascular effect in some patients as measured by increases in pulse rate, blood pressure, and/or symptoms. Although such effects are uncommon after administration of BROVANA at the recommended dose, if they occur, the drug may need to be discontinued. In addition, beta-agonists have been reported to produce ECG changes, such as flattening of the T wave, prolongation of the QTC interval and ST segment depression. The clinical significance of these findings is unknown. BROVANA, as with other sympathomimetic amines, should be used with caution in patients with cardiovascular disorders, especially coronary insufficiency, cardiac arrhythmias and hypertension; in patients with convulsive disorders or thyrotoxicosis; and in patients who are unusually responsive to sympathomimetic amines.

In clinical studies, the numbers and percent of patients who reported adverse events were comparable in the BROVANA 15 mcg twice daily and placebo groups. The most frequent adverse events reported in patients taking BROVANA that were greater than the frequency reported in patients taking placebo were pain (8%), chest pain (7%), back pain (6%), diarrhea (6%) and sinusitis (5%). BROVANA, as with other long-acting beta2-adrenergic agonists, should be administered with extreme caution to patients being treated with monoamine oxidase inhibitors, tricyclic antidepressants, or drugs known to prolong the QTC interval because these agents may potentiate the action of adrenergic agonists on the cardiovascular system.

Phase I and Preclinical Development

The following is a summary of some of Sepracor’s products under development.

SEP-225289 Update— SEP-225289 is a serotonin, norepinephrine and dopamine reuptake inhibitor (SNDRI), for the treatment of major depressive disorder and is currently in Phase I.  Sepracor plans to advance SEP-225289 into a Phase II proof-of-concept study during 2007. Based on preclinical data, SEP-225289 appears to be a highly potent reuptake inhibitor with a mechanism that has a balanced action across the three neurotransmitters.

According to the National Institutes of Health, major depression is one of the most common chronic conditions as approximately 18 million Americans have a depressive disorder in any given year. Major depression is described as when five or more symptoms of depression are present for at least two weeks. These symptoms include feeling sad, hopeless, worthless or pessimistic.  In addition, people with major depression often have behavior changes, such as new eating and sleeping patterns.  Evidence suggests that between 29 percent and 46 percent of depressed patients fail to fully respond to antidepressant treatment with marketed drugs.(3)  According to IMS Health information, the U.S. market for prescription antidepressants was approximately $10.1 billion in 2005.

(3)             Data Monitor, October 2004

SEP-227162 Update— SEP-227162 is a serotonin and norepinephrine reuptake inhibitor (SNRI) for the treatment of depression and is currently in Phase I. Sepracor plans to advance SEP-227162 into a Phase II proof-of-concept study during 2007.

Partnered Programs

Sepracor continues to earn royalties on sales of out-licensed antihistamine products.  These include:

•                                          ALLEGRA® brand fexofenadine HCl— Marketed by sanofi-aventis, Sepracor earns royalties in countries outside the U.S. where Sepracor holds patents relating to fexofenadine, including Japan, Europe, Canada and Australia;

•                                          CLARINEX® brand desloratadine HCl — Marketed by Schering-Plough Corporation, Sepracor earns royalties on sales of all formulations of CLARINEX in the U.S. and other countries where Sepracor holds patents relating to desloratadine; and

•                                          XYZAL®/XUSAL™ brand levocetirizine — Marketed by UCB, Sepracor earns royalties on sales of levocetirizine in European countries in which the product is sold and will be entitled to receive royalties on product sales of levocetirizine in the U.S. if and when it is approved.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the expected commercial launch of BROVANA brand arformoterol tartrate Inhalation Solution and the successful development and commercialization of the company’s other pharmaceuticals under development; the safety, efficacy, potential benefits, possible uses and commercial success of LUNESTA brand eszopiclone, XOPENEX brand levalbuterol HCl Inhalation Solution, XOPENEX HFA brand levalbuterol tartrate and BROVANA, and all of the company’s pharmaceutical candidates; and expectations with respect to collaborative agreements, the FDA approval process, and Sepracor’s future growth and profitability. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of BROVANA and other Sepracor products; Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; changes in the use and/or label of LUNESTA or Sepracor’s other products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the outcome of two class action lawsuits pending against Sepracor; the effects and outcome of the SEC’s inquiry into Sepracor’s stock option granting practices; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Brovana is a trademark and Lunesta, Xopenex and Xopenex HFA are registered trademarks of Sepracor Inc. Lexapro is a registered trademark of American Home Products Corporation. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.  Serevent is a registered trademark of Glaxo Group Limited. DSM-IV is a registered trademark of the American Psychiatric Association.

In conjunction with this fourth quarter and full-year 2006 results press release, Sepracor will host a conference call and live audio webcast beginning at 8:30 a.m. ET on January 31, 2007.  To participate via telephone, dial 973-582-2749, referring to access code 8292745.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 11:00 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 8292745. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues:

Product sales	$348,758	$302,937	$1,162,775	$769,685
Royalties and other	8,397	8,162	33,759	51,243
Total revenues	357,155	311,099	1,196,534	820,928

Cost of revenue	33,187	26,820	104,736	67,431

Gross margin	323,968	284,279	1,091,798	753,497

Operating expenses:
Research and development	42,340	40,431	163,488	144,504
Sales and marketing	167,899	199,650	691,650	585,771
General and administrative and patent costs	20,263	10,961	72,143	40,839
Total operating expenses	230,502	251,042	927,281	771,114

Income (loss) from operations	93,466	33,237	164,517	(17,617)

Other income (expense):
Interest income	13,486	9,016	46,589	27,462
Interest expense	(5,534)	(5,840)	(22,166)	(23,368)
Other income (expense), net	20	601	(300)	(79)
Gain on sale of equity investments (A)	—	—	—	18,345
Total other income	7,972	3,777	24,123	22,360

Equity in investee gain (loss)	143	44	(422)	(665)

Income before income taxes	$101,581	$37,058	$188,218	$4,078

Income taxes	2,531	151	3,656	151

Net income (B)	$99,050	$36,907	$184,562	$3,927

Net income per common share - basic (B)	$0.94	$0.35	$1.76	$0.04

Net income per common share - diluted (B)	$0.85	$0.31	$1.60	$0.03

Weighted average shares outstanding - basic	105,340	105,669	104,943	104,839

Weighted average shares outstanding - diluted	116,023	117,985	115,508	118,162

(A)         Gain on sale of Vicuron shares resulting from Pfizer acquisition of Vicuron.

(B)           Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified-prospective method. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation. Based on the pro-forma application of SFAS No. 123 for the calculation of employee stock-based compensation expense prior to January 1, 2006 (as previously disclosed in the Company’s consolidated financial statements), pro-forma employee stock-based compensation for the three and twelve months ended December 31, 2005 was $11.2 million and $46.7 million, or $0.11 per basic share and $0.09 per diluted share for the three month period ended December 31, 2005 and $0.45 per basic share and $0.39 per diluted share for the twelve month period ended December 31, 2005.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	December 31, 2006	December 31, 2005
ASSETS

Cash, short and long-term investments	$1,166,324	$976,201
Accounts receivable, net	175,103	140,465
Inventory, net	37,087	38,951
Property, plant and equipment, net	72,811	72,467
Investment in affiliate	5,107	5,829
Other assets	37,361	40,584

Total assets	$1,493,793	$1,274,497

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$123,850	$198,953
Other liabilities	115,877	76,923
Debt payable	1,078	3,290
Convertible subordinated debt	1,160,820	1,160,820
Total stockholders’ equity (deficit)	92,168	(165,489)

Total liabilities and stockholders’ equity (deficit)	$1,493,793	$1,274,497

For a copy of this release or any recent release,
visit Sepracor’s web site at www.sepracor.com